Exhibit 99.1

                     VaxGen Reports Final Financial Results
                           for Fourth Quarter and 2003

      BRISBANE, Calif. - March 30, 2004 - VaxGen, Inc. (Nasdaq: VXGN) today announced substantial increases in revenues and significantly lower losses for the fourth quarter and year ended December 31, 2003. The revenue results, which were filed today in a Form 10-K with the U.S. Securities and Exchange Commission, are virtually identical to preliminary revenues that VaxGen reported on February 17, 2004.

      Fourth Quarter Results

      VaxGen recognized revenues for the fourth quarter ended December 31, 2003 of $4.6 million, compared to $1.2 million in the same period a year ago. The net loss applicable to common stockholders for the quarter ended December 31, 2003 was $8.8 million, or $0.41 per share, compared with a net loss applicable to common stockholders of $25.9 million, or $1.71 per share, in the fourth quarter of 2002.

      2003 Results

      For the year ended December 31, 2003, VaxGen recognized $14.3 million in revenues, an 804% increase compared to revenues of $1.6 million in 2002. The net loss applicable to common stockholders for the year ended December 31, 2003 was $28.7 million, or $1.52 per share, compared with a net loss applicable to common stockholders of $49.8 million, or $3.42 per share, in 2002.

      More than half of the increase in revenues for the year was associated with contract revenue from the National Institute of Allergy and Infectious Diseases (NIAID) for the development of VaxGen's recombinant anthrax vaccine candidate. Of the $14.3 million recognized as revenue in 2003, $8.8 million came from the first of two anthrax vaccine contracts that VaxGen has received from NIAID.

      Cash Position and Liquidity

      VaxGen ended the year with $28.7 million in cash and investment securities and approximately $5.0 million in accounts receivable, which consists primarily of outstanding invoices associated with its various contracts with NIAID and other U.S. government agencies. VaxGen's year-end cash and investment securities balance includes proceeds from the equity financing that the company completed in December 2003.

      Third-Quarter Restatement

      In the Form 10-K filed today, VaxGen restated its previously reported results for the three months ended September 30, 2003. Property and Equipment decreased by $856,000 and operating expenses increased by the same amount. As a result, the net loss applicable to common stockholders increased by approximately $469,000, net of minority interest, or $0.03 per share. The restatement is the result of an adjustment to reduce the capitalization of internal labor costs and associated overhead.

      VaxGen will hold a conference call and web cast at noon, EST, Wednesday, March 31, 2004 to review this press release. Participants are asked to dial in to the live call five minutes before the start of the presentation. The following phone numbers will provide access to the call or a taped version, which will be available until the announcement of VaxGen's next quarterly financial call.

      Live Call:        Domestic:      (800) 404-1354
                        International: (706) 643-0825
                        No passcode required.

      Replay:           Domestic:      (800) 642-1687
                        International: (706) 645-9291
                        Passcode:      6421801

      The webcast can be found by clicking on "Fourth-Quarter Conference Call and Webcast" under "Webcasts" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then, click on the webcast link to view the accompanying slide presentation.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody through an alliance with Avanir Pharmaceuticals. VaxGen is also the largest stockholder in Celltrion, Inc., a joint venture formed to build manufacturing operations for the production of biopharmaceutical products. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing and progress of completion of development efforts for VaxGen's anthrax or smallpox vaccine candidates; future uses of its manufacturing subsidiary; the Company's ability to obtain future government contracts; and the timing and progress of U.S. government spending on biodefense vaccines. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:                Lance Ignon
                        Vice President, Corporate Affairs
                        (650) 624-1041

VaxGen, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except for share data)

                                                         Quarter            Quarter              Year               Year
                                                          Ended              Ended              Ended              Ended
                                                     December 31, 2003  December 31, 2002  December 31, 2003  December 31, 2002
                                                     -----------------  -----------------  -----------------  -----------------
Revenues:
Research grant and contract revenue                      $  4,317           $    685           $ 13,606           $  1,055
Related party services revenue                                253                527                692                527
                                                         --------           --------           --------           --------
  Total revenues                                            4,570              1,212             14,298              1,582

Operating expenses:

Research and development                                    7,137              7,077             22,407             20,975
General and administrative                                  8,802              4,696             22,454             14,373
                                                         --------           --------           --------           --------

Loss from operations                                      (11,369)           (10,561)           (30,563)           (33,766)

Other income (expense), net                                 1,834             (3,718)             3,333             (1,987)

                                                         --------           --------           --------           --------
Net loss before minority interest                          (9,535)           (14,279)           (27,230)           (35,753)

Minority interest in subsidiary losses                        691                 --              1,703                 --

                                                         --------           --------           --------           --------
Net loss                                                   (8,844)           (14,279)           (25,527)           (35,753)
                                                         --------           --------           --------           --------

Charges related to redeemable convertible
preferred stock                                                --            (11,625)            (3,187)           (14,045)
                                                         --------           --------           --------           --------

Net loss applicable to common stockholders               $ (8,844)          $(25,904)          $(28,714)          $(49,798)
                                                         ========           ========           ========           ========

Basic and diluted net loss per share applicable
to common stockholders                                   $  (0.41)          $  (1.71)          $  (1.52)          $  (3.42)
                                                         ========           ========           ========           ========

Weighted average shares used in computing basic
and diluted loss per share                                 21,815             15,127             18,916             14,567
                                                         ========           ========           ========           ========

VaxGen, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

                                                         December 31,     December 31,
                                                            2003             2002
                                                         ------------     ------------
Assets:
Cash and investment securities                             $28,685          $18,021
Accounts receivable (including related party)                4,969            1,742
Deferred costs                                               4,061            1,379
Property and equipment, net                                 18,503            3,309
Other assets                                                 2,699            3,586
                                                           -------          -------
Total Assets                                               $58,917          $28,037
                                                           =======          =======

Liabilities and Stockholders' Equity:
Current liabilities (excluding deferred revenues)          $12,139          $14,450
Deferred revenues                                           14,378              917
Other liabilities                                              779              606
Minority interest of subsidiary                              4,972               --
Redeemable convertible preferred stock                          --            1,497
Stockholders' equity                                        26,649           10,567
                                                           -------          -------
Total Liabilities and Stockholders' Equity                 $58,917          $28,037
                                                           =======          =======